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                              MANAGEMENT AGREEMENT

         AGREEMENT made as of the 1st day of October, 1996, between MAT Operating Corp., a New York Corporation, (the "Owner"), with offices at 1163 Forest Avenue, Staten Island, NY 10310, and TAM RESTAURANT HOLDING CORP., INC., a Delaware corporation (the "Manager"), with offices at 1163 Forest Avenue, Staten Island, New York, 10310.

                              W I T N E S S E T H:

         WHEREAS, the Owner is the owner of certain concession business assigned to it by TAM Restaurant Group, Inc. known as "Central Park Zoo", located at Fifth Avenue and 64th Street (inside Central Park) and "Staten Island Zoo", located at 614 Broadway, Staten Island, New York; and a Special Events business which handles various Special Events at various locations and at various times.

         WHEREAS, the Owner desires to retain the Manager, and the Manager desires to be so retained, on the terms and conditions which are set forth herein.

         NOW THEREFORE, in consideration of the foregoing and the mutual convenants and promises which are set forth herein, the parties hereby agree as follows:

         1.       DESIGNATION OF MANAGER AS AGENT.

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                  A. The Manager is hereby designated as the agent and
representative of the Owner for the purpose of managing the Restaurant for the account of the Owner.

                  B. (i) This Agreement shall remain in effect for a period beginning on the date hereof and continuing for ten (10) years therefrom through and including September 30, 2006, unless terminated earlier as provided below. The period for which this Agreement remains in effect is referred to herein as the "Term". The period of one (1) year beginning on the date hereof is referred to as a "Term Year", and each successive period of one (1) year during the Term (and any final period of one (1) year or shorter during the Term) shall also be referred to as a "Term Year".

                           (ii)     This Agreement may be terminated at any time
by the Owner for "cause". For purposes of this Agreement, "cause" shall be any continuing or repeated failure by the Manager to perform its duties and responsibilities set forth in this Agreement.

         2.       DUTIES OF MANAGER.

                  A. Subject to the other provisions of this Agreement, the duties and responsibilities of the Manager in connection with the management of the Concessions are to act on behalf of the Owner as follows:

                           (i)      Collection of Revenue.  The Manager shall
collect all revenues from the operations of the Concessions.

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                           (ii)     Expenses.  The Manager shall, from gross
revenues collected from the Concessions:

                                    (a) pay all operating expenses (including
advertising and promotional expenses) and such other expenses of the Concessions; and

                                    (b)  pay to any lenders designated by the
Owner all sums that may become due on loans affecting the Concessions and the Owner.

                           (iii) Taxes. The Manager shall pay all taxes
levied and assessed against the Concessions prior to delinquency. The Manager shall withhold from gross revenues an amount equal to the estimated annual taxes on the Owner in connection with the Concessions, and the Manager shall pay such taxes from such withheld amounts.

                           (iv)  Maintenance, Upkeep and Repairs.  The
Manager shall do everything reasonably necessary for the proper maintenance, upkeep and repair of the Concessions, except to the extent that such items are the responsibility of the person that owns the real property where the Concession is located, in accordance with the lease or license for the Concession premises. The Manager shall also cause all improvements, decorations and alterations to the Concession as may be required in its reasonable discretion, subject to the requirements of such lease/license.

                           (v) Employees The Manager shall have authority to
hire, supervise and terminate on behalf of the Owner all independent contractors and employees, if any, reasonably

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required in the operation of the Concession, but all such employees shall be employees of the Owner and not employees of the Manager. Where applicable, the Manager shall prepare for the Owner payroll tax returns and shall make payments of such taxes to appropriate agencies out of gross revenues from the Concession.

                           (vi)  Legal Assistance.  Where legal assistance is
needed for matters involving the Concession, such action shall be taken through counsel designated or approved by the Owner. The expenses for such counsel shall be borne by the Owner.

                           (vii)    Records.  The Manager shall maintain
accurate records of all moneys received and disbursed in connection with its management of the Concession, and such records shall be open for inspection by the Owner at all times during regular business hours. The Manager shall also render to the Owner a monthly statement showing all receipts and disbursements, relating to the Concession.

                           (viii)  Expenses of Manager.  All of the following
expenses are part of the Manager's fee and are the sole expense of the Manager: payroll processing fees, messenger service, money transport and change fees, health plan and benefit plan maintenance fees, all operating expenses not directly incurred at the unit level.

                           (ix) Payment of Owner. After the Manager deducts
all authorized expenses relating to the operation and management of the Concession (including managers fee) from the funds collected for the account of the Owner, as well as all reserves

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set by the Owner for working capital and capital expenditures, the Manager shall disburse any remaining funds as agreed between the manager and the Owner.

                           (x)  Insurance.  Upon the execution of this
Agreement, the Manager will review existing insurance coverage on the Concession with its insurance broker to determine adequacy of coverage, and may place, on behalf of the Owner and at the Owner's expense, such coverage as the Manager and the Owner deem appropriate.

                           (xi)  Compliance with Laws.  The Manager shall
manage the Concession in full compliance with the requirements of all applicable laws.

                  B. The parties acknowledge and agree that the services to be provided by the manager will consist of services provided at the Concession itself, as well as services to be provided at the offices of the Manager. The compensation to be paid to the Manager as provided below will be the entire payment to the Manager in connection with such services, and no additional payment or amount will be charged by the Manager for any services or work which may be performed by employees or other personnel of the Manager in connection with the Manager's performance of its obligations hereunder.

         3. RIGHTS OF CERTAIN PERSONS TO PARTICIPATE IN DECISIONS .

         Notwithstanding anything to the contrary which may be contained in this Agreement, the parties acknowledge and agree as follows in connection with the Manager's duties hereunder:

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                  A. All decisions of the Manager will be subject to any other policies (if any) which may be set by the Owner and communicated to the Manager.

                  B. The following actions or steps shall be subject to the prior review and approval of the Owner:

                           (i)      Any change in the name of the Concession or
any proposed new use of such name in any manner.

                           (ii)     Preparation of an annual operating budget,
capital budget or business plan for the Concession.

                           (iii)    All advertising and promotional expenses for
the Concession.

         4.       COMPENSATION.

                  As compensation for its services to be performed pursuant to this Agreement, the Owner shall pay to the Manager a fee equivalent to five (5%) percent of the annual gross sales less sales tax attributable. The amounts shall be payable monthly based on revenues for each month.

         5.       INDEMNIFICATION OF MANAGER.

                  A. Except for the willful misconduct, recklessness or negligence of the Manager, the Owner agrees to indemnify the Manager against all claims from or connected with the management of the Concession by the Manager or the performance or exercise of any of the duties, obligations or powers herein or hereafter granted to the Manager, provided that the Manager gives the Owner prompt written notice of each such claim, permits the Owner to

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contest such claim and cooperates with the Owner in any such contesting of the claim.

                  B. The Owner agrees to carry at all times during the Term comprehensive general liability insurance against any loss, liability or damage on, about or relating to the Leased or Licensed Premises, to such limits as Landlord may reasonably, from time to time, require, provided that such insurance shall have minimum limits of One Million ($1,000,000.00) Dollars for death or injuries to one person and not less than Three Million ($3,000,000.00) Dollars for death or injuries to two or more persons in one occurrence, and not less than Twenty Thousand Dollars ($20,000.00) for damage to property. All such bodily injury, property damage and personal injury, property insurance, and any other insurance coverage carried by the Owner on the Restaurant shall be extended to insure and indemnify the Manager as well as the Owner, by the appropriate endorsement of all policies evidencing such insurance, to name the Manager as an additional insured.

         6.       DELIVERY UPON TERMINATION.

                  Upon termination of this Agreement, the parties shall account to each other with respect to all uncompleted business hereunder, and the Manager shall promptly deliver to the Owner all leases, books, records and other documents and instruments relating to the Concessions and the Owner that may be in the possession or custody of the manager.

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         7.       MISCELLANEOUS.

                  A. Any disagreement, dispute, controversy or claim arising out of or relating to this contract or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

                  B. This Agreement contains the entire agreement of the parties concerning the subject matter hereof, and supersedes any and all prior agreements among the parties hereto concerning the subject matter hereof, which prior agreements, if any, are hereby canceled. This Agreement may not be changed, modified, amended, discharged, abandoned or terminated orally, but only by an agreement in writing, signed by the parties hereto.

                  C. If any of the provisions of this Agreement is held invalid, such invalidity shall not affect the other provisions hereof that can be given effect without the invalid provision, and to this end the provisions of this Agreement are intended to be and shall be deemed severable.

                  D. Any and all notices, requests, demands or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent via facsimile or overnight courier, or sent by certified or registered mail, return receipt requested, to the parties at their respective addresses set forth first above or to such addresses as may from time to time be designated by them respectively in writing by notice similarly given to all parties in accordance with this paragraph. A copy

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of all such notices, requests, demands, or other communications hereunder to the owner shall be forwarded to the following attorneys:

         Russo, Fusco, Scamardella & D'Amato P.C.
         1010 Forest Avenue
         Staten Island, NY  10310
         Attn:  Robert Scamardella, Esq.

A copy of all such notices, requests, demands, or other communications hereunder to the Manager shall be forwarded to the following attorneys:

         Hofheimer, Gartlir & Gross
         633 Third Avenue
         New York, NY  10017
         Attn:  Donald Weisberg

or to such other address as such attorneys may designate by written notice to the parties hereto and the other such attorneys. Notices under this Agreement shall be deemed delivered on the date delivered personally or sent via facsimile, the next business day after being sent via overnight courier, or three (3) business days after being sent via certified mail, return receipt requested, as the case may be.

         E. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of any such breach or to exercise any such right shall not deprive such party of the right to take

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action at any time while such breach or condition giving rise to such right continues.

         F. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the above, however, the parties recognize that the services to be provided by the Manager hereunder are unique, and accordingly, this Agreement may not be assigned by the Manager, nor any obligation hereunder delegated by the Manager, except to another entity in which Frank E. Cretella owns more than fifty (50%) percent of the ownership interests or is otherwise (in the reasonable determination of the Owner) in control of management.

         G. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                               MAT OPERATING CORP.


                               By: /s/ Frank Cretella
                                  --------------------------------------
                                  Frank Cretella, President




                               TAM RESTAURANT HOLDING CORP., INC.

                               By: /s/ John Amodio
                                   -------------------------------------
                                   John Amodio, President



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                         T R A N S F E R O F R I G H T S

-------------------------------------------------------------------------------
                                                              September 30, 1996

TAM Restaurant Group, Inc. (TAM) a New York Corporation located at 1163 Forest Avenue, Staten Island, NY 10310 currently owned by Frank & Jeanne Cretella is re-organizing its business and as such is distributing to MAT Operating Corp.
(MAT) a New York Corporation located at 1163 Forest Avenue, Staten Island, NY 10310, a company also owned by Frank & Jeanne Cretella, the assets, liabilities and the rights of TAM pertaining to the operation of concessions at the Staten Island Zoo and Central Park Zoo and any special events that may arise.

Effective immediately, MAT will assume all rights and responsibilities to operate the concessions at the Staten Island Zoo and Central Park Zoo and any special events that may arise.

/s/ John J. Amodio                              /s/ Frank Cretella
---------------------------                     -----------------------------
John J. Amodio, President                       Frank Cretella, President
TAM Restaurant Group, Inc.                      MAT Operating Corp.




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